Exhibit 99.1

Rogers Corporation Reports 2011 Fourth Quarter and Year-End Results

ROGERS, Conn.--(BUSINESS WIRE)--February 16, 2012--Rogers Corporation (NYSE:ROG) announced fourth quarter 2011 revenues of $126.4 million and earnings of $0.22 per diluted share from continuing operations. These results include a net one-time charge of $0.20 per diluted share related to the costs of the transition contract with the Company’s former CEO and other employee related matters and to the impairment of a held for sale building. In the fourth quarter of 2010, the Company reported revenues of $97.0 million with earnings of $0.73 per diluted share from continuing operations, which included a net one-time gain of $0.21 per diluted share related to a gain on the sale of a joint venture and favorable tax reserve adjustments, offset by costs related to the Curamik acquisition.

Net sales from continuing operations for the full year 2011 were an all-time record $553.2 million, an increase of 46.3% from $378.2 million in 2010. Full year 2011 earnings per diluted share from continuing operations were $2.62 compared to $2.39 per diluted share for the full year 2010. Full year 2011 and 2010 results included a net one-time charge of $0.20 and a net one-time gain of $0.21 per diluted share, respectively.

In the fourth quarter of 2011, the Company closed its Thermal Management Solutions (TMS) business as it had not been able to achieve the Company’s objectives since it acquired the technology a few years ago. TMS is being treated as a discontinued operation for reporting purposes in accordance with US GAAP.

Impact of Discontinued Operations on Previous Guidance

On January 5, 2012, the Company announced updated guidance for the fourth quarter of 2011. That guidance included the impact of the TMS operations which have been classified as a discontinued operation as of year-end 2011 (as discussed above).

Excluding the impact of the discontinued operation, the adjusted guidance would have been for sales of approximately $127 million and GAAP results of between a loss of $0.03 per share and earnings of $0.07 per diluted share.

The January 5, 2012 guidance also included one-time charges of $0.32 per diluted share, which included charges related to the shutdown of the TMS operations. Excluding all charges related to TMS, estimated non-GAAP earnings would have ranged from $0.21 to $0.31 per diluted share.

A reconciliation of the January 5, 2012 guidance and of the GAAP to non-GAAP operating results for the fourth quarter and full year 2011 are included at the end of this release.

High Performance Foams

High Performance Foams reported sales of $44.7 million for the fourth quarter of 2011, an increase of 16.4% compared to fourth quarter 2010 sales of $38.4 million. Sales were up in this year’s fourth quarter compared to 2010, despite normal seasonal moderation in consumer demand for electronic devices. The Company's continued success in cushioning, sealing and energy management for portable electronic devices, particularly large touch-screen mobile internet devices, was a key driver for sales in the fourth quarter of 2011. In addition, sales of silicone foams continued to be steady in the quarter. One of the newest product lines, PORON® molded components, gained momentum in the quarter, primarily for applications in sports and impact apparel as well as mobile internet devices. Entering 2012, production of molded components is continuing to escalate.

Power Electronics Solutions

Curamik Electronics Solutions reported sales of $28.6 million for the fourth quarter of 2011. Curamik experienced softness in the fourth quarter primarily due to lower demand in wind energy and industrial motor drive applications. The Company believes this downturn in demand is temporary and the long term outlook for renewable energy systems and energy efficient motor drives remains strong.

Power Distribution Systems (PDS) fourth quarter 2011 sales were $9.6 million compared to $12.4 million in the fourth quarter of 2010. The PDS business experienced lower demand for its products in the fourth quarter of 2011 due primarily to the temporary suspension of railway construction investments by the Ministry of Railways (MOR) in China, caused by their debt issues and the safety investigation undertaken after the train crash in Wenzhou, Zhejiang province. Recently, the MOR has decided to continue its railway investment plans but at a slightly slower pace than their original plans.

Printed Circuit Materials

Sales of Printed Circuit Materials (PCM) totaled $37.2 million for the fourth quarter 2011, an increase of 4.8% from the $35.5 million reported in the fourth quarter of 2010. However, sales softened during the fourth quarter as compared to the rest of 2011 primarily as a result of certain global economic trends, including the economic crisis in Europe and the slowing growth and spending in China. The quarter-over-quarter increase in demand for high frequency circuit materials was due to modest growth across a broad spectrum of markets. These markets include aerospace, defense and other high reliability applications, automotive radar safety sensors, and satellite television. Sales into the wireless infrastructure market were flat in the fourth quarter of 2011 compared to the year ago quarter, due primarily to its customers managing inventory levels at year-end.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures had sales totaling $18.0 million this quarter compared to the $21.2 million sold in the fourth quarter of 2010. Joint venture sales this quarter were lower than last year’s fourth quarter due to continued weakness in the Japanese domestic and export markets, particularly LCD TV's, domestic mobile phones and general industrial applications.

Operational Highlights

Rogers’ gross margin was 29.5% for the fourth quarter and 32.4% for the full year 2011, which compares to 33.6% for the fourth quarter and 36.3% for the full year 2010, respectively. The lower gross margins realized in 2011 were due in part to the addition of Curamik, which has lower gross margins than the Company’s other core businesses, as well as higher operating expenses associated with the start-up of new manufacturing capacity in China for high frequency laminates and in Arizona for power distribution components.

Rogers ended the year with a very strong balance sheet with combined cash and cash equivalents totaling $79.7 million. The Company held auction rate securities of $29.5 million at par value at year-end. During 2011 the par value of redeemed auction rate securities was approximately $8.1 million. Capital expenditures were $21.3 million for the full year 2011, compared to $12.2 million in 2010. Rogers expects capital expenditures of approximately $45 million in 2012. This increase over prior years relates primarily to capacity initiatives in its core strategic businesses to support the anticipated strong growth rates in its megatrend markets. Inventories at year-end totaled $78.3 million versus $47.5 million at the end of 2010 with 11.2 weeks of inventory on hand at the end of 2011 compared to 9.5 weeks of inventory on hand at the end of 2010.

The Company's 2011 effective tax rate was 20.5%, which was favorably impacted by one-time discrete items. The Company believes the tax rate for 2012 will be approximately 27%.

Bruce D. Hoechner, Rogers’ President and CEO commented: "Fourth quarter performance was lower than originally anticipated due to volume declines in our Curamik, PDS and PCM business units. We believe this lower than expected demand is directly related to the business uncertainty caused by the economic crisis in Europe as well as the slowing growth and spending in China, particularly on infrastructure projects in railway and wind and solar power. In addition, lower demand in the wireless infrastructure market due to aggressive year-end inventory management across the supply chain and curtailed end of year network infrastructure spending adversely affected our PCM sales.

We are currently taking proactive measures to transform Rogers into a more streamlined, agile and efficient company from both an organizational and cost perspective. Earlier this week we realigned the senior leadership team to strengthen our marketing focus and sales alignment within our business units, while implementing the initial steps in our cost savings initiatives. We will be pursuing other measures aimed at further streamlining our Company and improving our operating effectiveness in order to properly match our cost structure with the market environment. We expect these efforts to extend over the course of several quarters. As we progress through this transformation we will continue to build Rogers’ capability as an innovative, market focused, growth oriented, high technology materials solutions provider.

Overall, we remain very confident in the mid and long term strength of our core markets in the Megatrend sectors of Internet Growth, Clean Technology, and Mass Transit and believe business conditions should improve in the second half of 2012. However the ongoing business climate uncertainty in the near term is tempering first quarter 2012 guidance. Therefore, we estimate first quarter 2012 sales to be in the range of $120 to $126 million and earnings per diluted share in the range of $0.22 to $0.30, which excludes any discrete costs related to our streamlining initiatives.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this news release, including but not limited to projections of financial results and planned operational enhancements that are not strictly historical may be deemed to be “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, changing business, economic, and political conditions both in the United States and in other countries, particularly in light of the sovereign debt issues globally, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays or problems in completing our planned operational enhancements to various facilities, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward looking statements. All information in this press release is as of February 16, 2012 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and February 17, 2012 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss fourth quarter and year-end results will be held on Friday February 17, 2012 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO

Robert C. Daigle, Senior Vice President and CTO

Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Friday, February 24, 2012. The passcode for the audio replay is 50719435.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$126,377	$96,992	$553,150	$378,201
Cost of sales	89,156	64,451	374,070	240,757
Gross margin	37,221	32,541	179,080	137,444

Selling and administrative expenses	26,219	23,840	104,219	88,775
Research and development expenses	5,419	4,761	21,617	17,447
Restructuring and impairment charges	441	-	441	-
Operating income	5,142	3,940	52,803	31,222

Equity income in unconsolidated joint ventures	1,410	2,308	5,451	8,658
Other income, net	15	28	1,941	1,364
Net realized gain (loss)	-	-	(196)	(553)
Interest income (expense), net	(1,027)	10	(4,911)	184
Gain on acquisition or disposal	-	3,173	-	3,173
Income before income taxes	5,540	9,459	55,088	44,048

Income tax expense (benefit)	1,892	(2,310)	11,282	5,727
Income (loss) from continuing operations	3,648	11,769	43,806	38,321
Loss from discontinued operations	(2,512)	(1,225)	(6,751)	(3,750)
Net Income (loss)	$1,136	$10,544	$37,055	$34,571

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.23	$0.74	$2.73	$2.43
(Loss) from discontinued operations	(0.16)	(0.07)	(0.42)	(0.24)
Net Income (loss)	$0.07	$0.67	$2.31	$2.19

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.22	$0.73	$2.62	$2.39
(Loss) from discontinued operations	(0.15)	(0.08)	(0.41)	(0.23)
Net Income (loss)	$0.07	$0.65	$2.21	$2.16

Shares used in computing:
Basic	16,199,518	15,833,170	16,035,882	15,800,913
Diluted	16,809,336	16,133,987	16,737,711	16,005,662

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$79,728	$80,135
Short term investments	-	186
Accounts receivable, net	77,682	61,917
Accounts receivable from joint ventures	1,640	1,338
Accounts receivable, other	3,819	3,773
Taxes receivable	2,713	1,706
Inventories	78,320	47,525
Prepaid income taxes	4,315	1,938
Deferred income taxes	2,146	1,492
Asbestos related insurance receivables	6,459	8,563
Assets held for sale	1,400	5,841
Other current assets	7,360	6,892
Assets of discontinued operations	50	277
Total current assets	265,632	221,583

Property, plant and equipment, net	148,182	118,804
Investments in unconsolidated joint ventures	23,868	25,452
Deferred income taxes	20,117	17,120
Goodwill and other intangibles	158,627	35,984
Asbestos related insurance receivables	21,943	20,733
Long term marketable securities	25,960	33,592
Investments, other	5,000	5,000
Other long term assets	8,299	5,323
Assets of discontinued operations	-	1,283
Total assets	$677,628	$484,874

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,787	$16,162
Accrued employee benefits and compensation	30,135	26,692
Accrued income taxes payable	1,799	1,528
Current portion of lease obligation	1,596	-
Current portion of long term debt	7,500	-
Asbestos related liabilities	6,459	8,563
Other current liabilities	15,368	12,349
Liabilities of discontinued operations	153	147
Total current liabilities	78,797	65,441

Long term debt	115,000	-
Long term lease obligation	7,610	-
Pension liability	68,871	31,980
Retiree health care and life insurance benefits	9,486	8,144
Asbestos related liabilities	22,326	21,159
Non-current income tax	17,588	15,339
Deferred income taxes	19,259	8,745
Other long term liabilities	435	3,534
Liabilities of discontinued operations	-	-
Shareholders’ equity	338,256	330,532
Total liabilities and shareholders’ equity	$677,628	$484,874

Notes to Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain one-time expenses that may not be indicative of the core business operating results. Rogers believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and liquidity and when planning, forecasting and analyzing future periods.

Fourth Quarter 2011 Guidance Restatement and Reconciliation:

On January 5, 2012, the Company issued guidance for GAAP earnings and anticipated impairment charges which did not take into account the impact of separating out TMS as a discontinued operation. The following table reconciles the guidance issued on January 5, 2012, taking into account the impact of the discontinued operation.

	Low	High
GAAP earnings per diluted share:
Projected GAAP earnings per share per January 5, 2012 press release	$(0.10)	$-
Add back: Loss from discontinued operations	0.07	0.07
Restated guidance for GAAP earnings from continuing operations	(0.03)	0.07

One-time charges:
One-time charges per share per January 5, 2012 press release	0.32	0.32
Less: Impairment charge related to discontinued operations	0.08	0.08
Updated guidance for one-time charges related to continuing operations	0.24	0.24

Restated guidance for non-GAAP results from continuing operations	$0.21	$0.31

Reconciliation of GAAP to Non-GAAP Earnings Per Share for the Fourth Quarter and Full Year 2011 and 2010:

	2011	2010
Q4 GAAP earnings per diluted share from continuing operations	$0.22	$0.73

One-time charges related to CEO transition and other employee matters	0.18	-
Impairment charge on held for sale building	0.02	-
Costs related to Curamik acquisition	-	0.09
Other adjustments	-	0.02
Benefit from tax reserve adjustments	-	(0.19)
Gain on sale of RCCT joint venture	-	(0.13)

Non-GAAP earnings per diluted share for the fourth quarter	$0.42	$0.52

Full Year GAAP earnings per diluted share from continuing operations	$2.62	$2.39

One-time charges related to CEO transition and other employee matters	0.18	-
Impairment charge on held for sale building	0.02	-
Acquisition related costs	-	0.12
Benefit from tax reserve adjustments	-	(0.19)
Gain on sale of RCCT joint venture	-	(0.13)
Other adjustments	-	(0.01)

Non-GAAP earnings per diluted share for the full year	$2.82	$2.18

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
william.tryon@rogerscorp.com
FAX: 860-779-5509
or
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714